United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2010

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-10652	94-2751350
(Commission File Number)	(IRS Employer Identification No.)

300 Park Marina Circle, Redding, CA	96001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 226-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 20, 2010, North Valley Bancorp, a California corporation (the “Company”) entered into a Securities Purchase Agreement with a limited number of institutional and other accredited investors, including certain directors and executive officers of the Company (collectively, the “Purchasers”) to sell a total of 40,000 shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, without par value (the “Series A Preferred Stock”) at a price of $1,000 per share, for an aggregate gross purchase price of $40,000,000 (the “Private Placement”). The Private Placement is currently expected to close on April 22, 2010, after the Company has issued an aggregate of 40,000 shares of Series A Preferred Stock against receipt of $40,000,000 in cash.

The Series A Preferred Stock will automatically convert into a number of shares of the Company’s common stock after the Company has received shareholder approval of such conversion at the Annual Meeting of Shareholders scheduled to be held on or before July 30, 2010. The conversion ratio for each share of Series A Preferred Stock will be equal to the quotient obtained by dividing the Series A share price by the conversion price. The initial conversion price of $1.50 per share is subject to possible adjustments in the future under certain circumstances, including failure to obtain shareholder approval for the conversion by October 20, 2010, which would decrease the conversion price by 10%. The holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends which shall accrue and be payable at a per annum rate equal to 12%, payable semi-annually in arrears commencing on October 20, 2010; provided, however, if shareholder approval is obtained on or before October 20, 2010, then no accrued dividends shall be payable. If shareholder approval is not obtained on or before October 20, 2010, the interest rate will increase to 15% per annum for the six month period starting October 20, 2010, and if shareholder approval is still not obtained on or before the end of that six month period, the interest rate will increase to 20% per annum for the next following six month period (and for each six month period thereafter). The Series A Preferred Stock is not redeemable by the Company or by the holders and carries a liquidation preference of $1,000 per share, subject to certain adjustments. Complete details concerning the liquidation, redemption and other provisions of the Series A Preferred Stock are contained in the Certificate of Determination filed with the California Secretary of State on April 16, 2010, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference.

In accordance with Section 4.11 of the Securities Purchase Agreement, the Company intends to call a meeting of the Company shareholders to vote on proposals to (a) approve an amendment of the Company’s Amended and Restated Articles of Incorporation, increasing the number of authorized shares of common stock from 20,000,000 to 60,000,000, and (b) approve the conversion of shares of Series A Preferred Stock into shares of common stock for purposes of compliance with NASDAQ Stock Market Rule 5635. The Board of Directors of the Company intends to unanimously recommend shareholder approval of these proposals and will promptly prepare and file a preliminary proxy statement with the Securities and Exchange Commission containing the Board’s recommendation. As mentioned above, certain directors and executive officers of the Company are among the Purchasers. Additional information regarding the interests of directors and executive officers participating in the Private Placement will be available in the preliminary proxy statement when filed with the Securities and Exchange Commission.

Also on April 20, 2010, pursuant to the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with each of the Purchasers. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale both the Series A Preferred Stock and the common stock to be issued upon conversion of the Series A Preferred Stock, within 30 calendar days after the closing of the Private Placement, and to use commercially reasonable efforts to cause such registration statement to be declared effective within 60 calendar days of closing (or 90 calendar days in the event of review by the Securities and Exchange Commission). Failure to meet these deadlines and certain other events may result in the Company’s payment of liquidated damages to the holders of the rights, monthly in the amount of 0.5% of the purchase price.

Copies of the form of Securities Purchase Agreement and the form of Registration Rights Agreement are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing descriptions of the Securities Purchase Agreement, the Registration Rights Agreement and the Certificate of Determination do not purport to be complete and are qualified in their entirety by reference to the full text of the Securities Purchase Agreement, the Registration Rights Agreement and the Certificate of Determination filed as exhibits to this report.

Item 3.02 Unregistered Sales of Equity Securities

The Private Placement was not registered under the Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

Certain limitations on the payment of dividends to holders of Series A Preferred Stock are set forth in Section 4 of the Certificate of Determination creating the Series A Preferred Stock. If all dividends payable on the Series A Preferred Stock have not been declared and paid for an applicable dividend period, the Company shall not declare or pay any dividends with respect to, or make any distributions on, or directly or indirectly redeem, purchase or acquire, any stock which ranks junior to the Series A Preferred Stock, or redeem, purchase or acquire any stock which ranks on a parity with the Series A Preferred Stock, subject to certain exceptions. If all dividends payable on the Series A Preferred Stock have not been paid in full, any dividend declared on stock which ranks on a parity with the Series A Preferred Stock shall be declared and paid pro rata with respect to the Series A Preferred Stock and such parity stock. In addition, so long as any shares of Series A Preferred Stock are outstanding, the Company may not declare a dividend on its common stock or make any other distribution to common shareholders unless holders of the Series A Preferred Stock are entitled to participate in such distribution on an asconverted basis. These limitations are set forth in more detail under paragraphs (f) and (g) of Section 4 of the Certificate of Determination described in Item 5.03 of this report and are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 16, 2010, the Company filed a Certificate of Determination with the California Secretary of State for the purpose of amending its Amended and Restated Articles of Incorporation, in order to fix the powers, preferences, rights, qualifications, restrictions and limitations of the Series A Preferred Stock. A copy of the Certificate of Determination is attached as Exhibit 4.1 and is incorporated herein by reference. The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 8.01 Other Events

On April 20, 2010, the Company issued a news release announcing the execution of the Securities Purchase Agreement with the Purchasers. A copy of the news release is attached as Exhibit 99.174 and is incorporated herein by reference.

Additional Information

In preparation for the Private Placement, the Company conducted a detailed review of its commercial and consumer loan portfolio during the first quarter of 2010. This review was performed by an independent consulting firm, separate from the Company’s other external loan reviews and encompassed approximately 80% of North Valley Bank’s commercial loan portfolio. Based in part on this detailed loan review, expected future general operating needs and potential strategic opportunities, the Board of Directors of the Company determined that an increase in the capital of the Company, through a private placement yielding net proceeds to the Company of approximately $37,500,000, would be in the best interests of the Company and its shareholders.

As of the date of this report, the Company has not completed the analysis of its operating results for the quarter ended March 31, 2010. Such results will be disclosed in the Company’s Form 10-Q for the quarterly period ended March 31, 2010, when filed. For the pro forma purposes below, the Company is providing information based on its audited financial statements as of December 31, 2009.

Set forth below is a table showing the actual capital ratios of the Company and North Valley Bank at December 31, 2009 and the pro forma effect of the Private Placement on such capital ratios, assuming a closing of the Private Placement on April 22, 2010, net proceeds of $37,500,000, full conversion of the Series A Preferred Stock into shares of common stock, and contribution of the entire net proceeds to the capital of North Valley Bank (although the exact amount of net proceeds that will be contributed to the capital of North Valley Bank has not yet been determined).

(Dollars in thousands)	Actual		Pro Forma
	12/31/2009		12/31/2009
	Capital	Ratio	Capital	Ratio
Company:
Tier 1 capital (to average assets)	$65,457	7.16%	$115,457	12.13%
Tier 1 capital (to risk weighted assets)	$65,457	9.09%	$115,457	15.87%
Total capital (to risk weighted assets)	$87,791	12.19%	$125,291	17.22%

Bank:
Tier 1 capital (to average assets)	$79,907	8.80%	$117,407	12.41%
Tier 1 capital (to risk weighted assets)	$79,907	11.11%	$117,407	16.16%
Total capital (to risk weighted assets)	$89,015	12.38%	$126,515	17.41%

Set forth below is a table showing certain credit ratios of the Company and North Valley Bank at December 31, 2009 and the pro forma effect of the Private Placement on such credit ratios, assuming a closing of the Private Placement on April 22, 2010, net proceeds of $37,500,000, full conversion of the Series A Preferred Stock into shares of common stock, and contribution of the entire net proceeds to the capital of North Valley Bank (although the exact amount of net proceeds that will be contributed to the capital of North Valley Bank has not yet been determined).

	12/31/2009
	Actual	Pro Forma
Company:
Classified Assets/(Tier 1 + ALLL)	107.06%	67.11%
Texas Ratio	70.21%	44.01%
C&D Loans/Tier 1 Capital	140.72%	79.78%
CRE Loans/Tier 1 Capital	479.58%	271.89%

Bank:
Classified Assets/(Tier 1 + ALLL)	91.35%	66.15%
Texas Ratio	59.91%	43.38%
C&D Loans/Tier 1 Capital	115.27%	78.45%
CRE Loans/Tier 1 Capital	392.85%	267.38%

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

4.1	Certificate of Determination of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, as filed with the California Secretary of State on April 16, 2010

10.1	Form of Securities Purchase Agreement between the Company and each of the Purchasers, dated as of April 20, 2010

10.2	Form of Registration Rights Agreement between the Company and each of the Purchasers, dated as of April 20, 2010

99.174	News Release of the Company dated April 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH VALLEY BANCORP

Dated: April 21, 2010	By:	/s/ Kevin R. Watson
Kevin R. Watson
Executive Vice President
Chief Financial Officer